Exhibit 15.1

AWARENESS LETTER FROM GRANT THORNTON LLP

U.S. Securities and Exchange Commission

Washington, D.C. 20549

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial statements of McGrath RentCorp and Subsidiaries as of March 31, 2008 and for the three-month periods ended March 31, 2008 and 2007, as indicated in our report dated May 6, 2008; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 is incorporated by reference in Registration Statements No. 333-06112, effective October 16, 1996 and No. 333-74089, effective March 9, 1999 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP
San Francisco, California
May 6, 2008